Exhibit 99.1

CytoSorbents Regains Compliance with Nasdaq Minimum Bid Price Requirement

PRINCETON, N.J., September 23, 2026 -- CytoSorbents Corporation (NASDAQ: CTSO), a leader in the treatment of life-threatening conditions in the intensive care unit and cardiac surgery using blood purification, announces that it has regained compliance with the Nasdaq Stock Market’s minimum bid price requirement of $1.00 per share.

On September 22, 2026, CytoSorbents received notification from the Listing Qualifications Department of the Nasdaq Stock Market (“Nasdaq”) that it has regained compliance with the minimum bid price requirement in Nasdaq Listing Rule 5550(a)(2) as a result of the closing bid price of CytoSorbents’ common stock being $1.00 per share or greater for 10 consecutive trading sessions ending September 21, 2026. Accordingly, Nasdaq has determined that this matter is now closed.

Dr. Phillip Chan, Chief Executive Officer of CytoSorbents stated, "We are pleased to confirm that CytoSorbents has regained compliance with Nasdaq's minimum bid price requirement. In addition, we are working towards full compliance with Nasdaq’s Capital Market listing requirements by addressing the minimum Market Value of Listed Securities requirement under Nasdaq Listing Rule 5550(b)(2), or satisfying other alternative options, before the December 28, 2026 compliance date.”

“These efforts are among the key priorities we are systematically addressing as we work to strengthen the Company and build greater visibility and confidence among our shareholders. At the same time, we remain intensely focused on executing our core business objectives: driving sales of CytoSorb, achieving operating cash flow breakeven in the second half of this year, advancing DrugSorb-ATR toward FDA regulatory approval, and unlocking the strategic value of assets such as HemoDefend-BGA. We believe continued execution against these priorities will position CytoSorbents for stronger, sustainable growth and long-term shareholder value.”

About CytoSorbents Corporation (NASDAQ: CTSO)

CytoSorbents Corporation is a leader in the treatment of life-threatening conditions in the intensive care unit and cardiac surgery through blood purification. CytoSorbents’ proprietary blood purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption. Cartridges filled with these beads can be used with standard blood pumps already in the hospital (e.g. dialysis, continuous renal replacement therapy or CRRT, extracorporeal membrane oxygenation or ECMO, and heart-lung machines), where blood is repeatedly recirculated outside the body, through our cartridges where toxic substances are removed, and then back into the body. CytoSorbents’ technologies are used in a number of broad applications. Specifically, two important applications are 1) the removal of blood thinners during and after cardiothoracic surgery to reduce the risk of severe bleeding, and 2) the removal of inflammatory agents and toxins in common critical illnesses that can lead to massive inflammation, organ failure and patient death. The breadth of these critical illnesses includes, for example, sepsis, burn injury, trauma, lung injury, liver failure, cytokine release syndrome, and pancreatitis as well as the removal of liver toxins that accumulate in acute liver dysfunction or failure, and the removal of myoglobin in severe rhabdomyolysis that can otherwise lead to renal failure. In these diseases, the risk of death can be extremely high, and there are few, if any, effective treatments.

CytoSorbents’ lead product, CytoSorb®, is approved in the European Union and distributed in over 70 countries worldwide, with more than 300,000 devices used cumulatively to date. CytoSorb was originally launched in the European Union under CE mark as the first cytokine adsorber. Additional CE mark extensions were granted for bilirubin and myoglobin removal in clinical conditions such as liver disease and trauma, respectively, and for ticagrelor and rivaroxaban removal in cardiothoracic surgery procedures. CytoSorb has also received FDA Emergency Use Authorization in the United States for use in adult critically ill COVID-19 patients with impending or confirmed respiratory failure. CytoSorb is not yet approved or cleared in the United States.

In the U.S. and Canada, CytoSorbents is developing the DrugSorb™-ATR antithrombotic removal system, an investigational device based on an equivalent polymer technology to CytoSorb, to reduce the severity of perioperative bleeding in high-risk surgery due to blood thinning drugs.  It has received two FDA Breakthrough Device Designations:  one for the removal of ticagrelor and another for the removal of the direct oral anticoagulants (DOAC) apixaban and rivaroxaban in a cardiopulmonary bypass circuit during urgent cardiothoracic surgery. The Company is actively pursuing regulatory approval of DrugSorb-ATR with the U.S. FDA and will pursue regulatory approval with Health Canada with better visibility from the FDA. DrugSorb-ATR is not yet granted or approved in either the U.S. or Canada.

The Company has numerous marketed products and products under development based upon this unique blood purification technology protected by many issued U.S. and international patents and registered trademarks, and multiple patent applications pending, including ECOS-300CY®, CytoSorb-XL™, HemoDefend-RBC™, HemoDefend-BGA™, VetResQ®, K+ontrol™, DrugSorb™, ContrastSorb, PuriFi®, HotSwap®, and others. For more information, please visit the Company’s website at https://ir.cytosorbents.com/ or follow us on Facebook and X.

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, future targets and outlooks for our business, representations and contentions, and the outcome of our regulatory submissions, and are not historical facts and typically are identified by use of terms such as “may,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements in this press release represent management’s current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, our restructuring of our direct sales team and strategy in Germany, ability to successfully obtain U.S. FDA and Health Canada marketing authorization or approval, our ability to reduce costs, optimize operations, and achieve cash-flow break-even in the second half of 2026, our ability to appropriately finance the Company, and the risks discussed in our Annual Report on Form 10-K, filed with the SEC on March 30, 2026, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. There can be no assurance that the Company will be successful in maintaining its listing of its common stock on the Nasdaq Capital Market. We caution you not to place undue reliance upon any such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.

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U.S. Company Contact:
Peter J. Mariani, Chief Financial Officer

305 College Road East

Princeton, NJ 08540

ir@cytosorbents.com